UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

Weatherford International public limited company

(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Bahnhofstrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

+41.22.816.1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Underwriting Agreement

On June 10, 2016, we entered into an underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule II thereto (the “Underwriters”), which provides for the offer and sale (the “Offering”) by Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”) and an indirect, wholly owned subsidiary of Weatherford International plc, an Irish public limited company (“Weatherford Ireland”), and the purchase by the Underwriters, of $1.5 billion aggregate principal amount of Weatherford Bermuda’s senior notes, consisting of $750 million aggregate principal amount of 7.750% Senior Notes due 2021 (the “2021 Notes”) and $750 million aggregate principal amount of 8.250% Senior Notes due 2023 (together with the 2021 Notes, the “Notes”). The Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement (the “Registration Statement”) on Form S-3 (File Nos. 333-194431, 333-194431-01 and 333-194431-02), which became effective immediately upon filing with the U.S. Securities and Exchange Commission (the “SEC”) on June 17, 2014, as amended, and as supplemented by a prospectus supplement filed with the SEC on June 13, 2016 (together with the Registration Statement, the “Prospectus Supplement”). The closing of the Offering is expected to occur on June 17, 2016, subject to customary closing conditions.

We intend to use the net proceeds from the Offering to fund a portion of the $2.6 billion maximum aggregate purchase price, excluding accrued interest, for the cash tender offers first announced on June 1, 2016, as amended on June 8, 2016 and June 10, 2016, to purchase 6.35% senior notes due 2017 of Weatherford International, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Weatherford Ireland and indirect subsidiary of Weatherford Bermuda (“Weatherford Delaware”), and Weatherford Bermuda’s 6.00% senior notes due 2018, 9.625% senior notes due 2019 and 5.125% senior notes due 2020 (collectively, the “Tender Offers”). In the event the Tender Offers, which are subject to market conditions and other factors, are not consummated or the aggregate purchase price for the notes tendered and accepted for payment is less than the proceeds of the Offering, we may use such proceeds to repay or retire other outstanding indebtedness, which may include amounts under Weatherford Bermuda’s revolving credit facility. Weatherford Bermuda and Weatherford Delaware have retained Deutsche Bank Securities Inc., RBC Capital Markets, LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC to act as Dealer Managers in connection with the Tender Offers and have agreed to pay these Dealer Managers a customary fee for their services in connection with the Tender Offers, as well as reimburse them for their reasonable out-of-pocket expenses.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by Weatherford Ireland, Weatherford Delaware and Weatherford Bermuda, indemnification obligations of Weatherford Ireland, Weatherford Delaware and Weatherford Bermuda and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

A copy of the Underwriting Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated into this Item 1.01. The foregoing is only a brief description of the material terms of the Underwriting Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and such description is qualified in its entirety by reference to this Exhibit.

Relationships

As more fully described under the caption “Underwriting” in the Prospectus Supplement, certain of the Underwriters have performed commercial banking, investment banking and advisory services for Weatherford Ireland from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters or their affiliates may, from time to time, engage in transactions with and perform services for Weatherford Ireland in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 10, 2016, by and among Weatherford International plc, Weatherford International Ltd., Weatherford International, LLC and Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, on behalf of themselves and the several Underwriters named in Schedule II to the Underwriting Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 15, 2016	WEATHERFORD INTERNATIONAL PLC

/s/ Krishna Shivram
Krishna Shivram
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 10, 2016, by and among Weatherford International plc, Weatherford International Ltd., Weatherford International, LLC and Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, on behalf of themselves and the several Underwriters named in Schedule II to the Underwriting Agreement.